                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 13 to the Registration Statement on Form N-4 (the "Registration Statement") of our report dated March 12, 2002, relating to the financial statements of New York Life Insurance and Annuity Corporation, and of our report dated February 26, 2002, relating to the financial statements of New York Life Insurance and Annuity Corporation Variable Annuity Separate Accounts I and II, which appear in such Statement of Additional Information. We also consent to the references to us under the headings "Experts" and "Condensed Financial Information" in such Registration Statement.



/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
April 10, 2002